Exhibit 10.1

RETIREMENT AGREEMENT AND RELEASE

This Retirement Agreement and Release (this “Agreement”) is made this 7th day of January, 2020 by and between A.M. Castle & Co. (the “Company”) and Steven W. Scheinkman (the “Employee,” and together with the Company, the “Parties”). This Agreement is a mutual general release of claims executed by the Parties as a condition to Employee’s eligibility for supplemental retirement benefits and to set forth certain terms regarding Employee’s retirement from the Company.

The Parties hereby agree as follows:

1.           The Employee affirms his retirement as Chief Executive Officer of the Company, effective as of 12:01 a.m. Eastern time, January 1, 2020 (the “Retirement Date”), and acknowledges and agrees that the Employee’s employment with the Company ends, effective as of 12:01 a.m. Eastern time, March 31, 2020 (the “Employment End Date”). From the Retirement Date to the Employment End Date, the Employee will remain employed in the role of Senior Advisor with the same base salary he was earning as of the Retirement Date, which salary will be payable, less all normal withholdings for federal and state income taxes, payroll taxes and authorized deductions, during regularly scheduled and customary payroll periods.

2.           Notwithstanding Section 1, the Parties have agreed that Employee will resign as Chairman of the Board, but will remain a Director of the Company until the Company’s next annual meeting, at which time a suitable replacement may be found or Employee may again be voted in as a Director of the Company.

a.           For so long as Employee remains a Director after the Retirement Date, Company agrees to compensate Employee in the same manner as the Company compensates any other non-employee Director; and

b.          The Parties agree any announcement made by the Company relating to Employee’s retirement or the appointment of a new Chief Executive Officer or Chairman of the Board shall be consistent with the contents of Section 2 of this Agreement.

c.           After the Retirement Date, at the request and direction of the Chief Executive Officer or the Chairman of the Board, and as agreed by the Employee, the Employee may provide independent consulting services above and beyond his responsibilities and contributions as a Director. Except as may be agreed otherwise in writing, the Employee will be paid a rate of $350.00 per hour for such consulting services.

3.           The Employee and the Company acknowledge and agree that the Amended and Restated Employment Agreement, dated May 15, 2017 (the “Employment Agreement”), by and between the Parties, will terminate effective as of the Retirement Date (except to the extent the provisions thereof survive expiration or termination).

4.           In exchange for the general release of claims and other good and valuable consideration, the Company agrees to provide certain retirement benefits (the “Retirement Benefits”) as described below in this paragraph 4, as well as paragraphs 1 and 5 herein:

a.          The Company will pay the Employee Two Hundred Twenty-Five Thousand Dollars ($225,000.00) (equal to twenty-seven and seven-tenths percent (27.7%) of its target) for his 2019 Short-Term Incentive Plan (“2019 STIP”) compensation. The 2019 STIP, less all normal withholdings for federal and state income taxes, payroll taxes and authorized deductions, will be paid in a lump sum on the earlier of the date the 2019 STIP awards due to other executive officers of the Company are paid or the Employment End Date.:

The Employee’s receipt of the 2019 STIP is conditional upon: (a) the Employee’s delivery of a fully-executed copy of this Agreement; and (b) the expiration of the seven-day revocation period described in Section 14 below. The Company and the Employee acknowledge and agree that, other than the 2019 STIP, the Employee will not receive, and will not be eligible for any short-term or long-term compensation under the Company’s Management Incentive Plan, any Short-Term Incentive Plan or any other incentive compensation plan for any period before or after the Retirement Date.

b.          The Company will continue the Employee’s and his spouse’s current medical, dental and vision coverage (the “Retirement Medical Benefits”) until December 31, 2020. The Company will be responsible for, and will pay to the insurance providers, both the Company portion and the Employee portion of the contributions for the Retirement Medical Benefits beginning on the Employment End Date and ending December 31, 2020. The Employee will be responsible for his portion of income or other taxes, if any, that may be due by Employee in relation to the Company’s provision of Retirement Medical Benefits, including any taxable income generated by the Company’s payment of the Employee portion of the contributions of the Retirement Medical Benefits. The Employee’s receipt of the Retirement Medical Benefits is conditional upon: (a) the Employee’s delivery of a fully-executed copy of this Agreement; and (b) the expiration of the seven-day revocation period described in Section 14 below.

At the time Retirement Medical Benefits terminate as set forth herein, the Employee will be eligible for COBRA continuation rights. The Employee will be advised separately of his COBRA continuation rights in a separate mailing. The Employee will also be advised separately of his rights, if any, under state and federal law to insurance continuation and/or conversion. The Company and the Employee acknowledge and agree that, other than the Retirement Medical Benefits as provided above, and any other benefits the Company provides to its Directors, the Employee will not be eligible to participate in the Company’s 401(k), Supplemental Executive Retirement Plan (“SERP”) and other benefit plans after March 31, 2020. To the extent and within the timeframes required by law, the Company will notify Employee of his options regarding his retirement accounts, including but not limited to 401k and SERPA plans.

c.           All stock awards and notes that have been granted to the Employee as set forth in the A.M. Castle Co. 2017 Management Incentive Plan Award Agreement (Tranche A) between the Parties dated August 31, 2017, will vest in full as of the Retirement Date.

d.           The Company will continue to pay the Employee’s monthly living allowance of $7,200 plus tax equalization as previously calculated through January 31, 2020. However, Employee’s monthly car and cell phone allowances shall terminate as of the Retirement Date.

e.           The Employee will be entitled to retain his Company-provided iPad, provided he allows the Company’s IT Department to delete or remove any Company-licensed software and Company information (other than Diligent software required for use as a Director of the Company) as soon as practicable, but no later than January 14, 2020.

f.           Employee will be reimbursed all expenses incurred prior to the Employment End Date and submitted to, and approved by, the Company in accordance with current Company policy and procedure.

g.           The Parties acknowledge and agree that the Retirement Benefits described in this Agreement will be provided by the Company to the Employee regardless of whether the Employee’s employment with the Company terminates prior to the Employment End Date for any reason.

5.           The Employee has, or will be paid, in accordance with the Company’s standard policies and procedures, all base salary and all accrued but unused vacation, subject to all normal withholdings for federal and state income taxes, payroll taxes and authorized deductions. The Parties acknowledge and agree that the Employee’s accrued vacation as of the Retirement Date is 240 hours and that the Employee will accrue, in accordance with the Company’s standard policies and procedures, an additional 60 hours between the Retirement Date and the Employment End Date. Employee will not take any vacation time between the Retirement Date and the Employment End Date and after the Employment End Date in accordance with the Company’s policies and procedures will be paid for the 300 hours of vacation time then accrued. The Parties acknowledge and agree that the Employee will not be required to use accrued vacation days prior to the Employment End Date.

6.           The Employee acknowledges and agrees that the amounts described in Sections 1, 4 and 5 above represent all remaining and outstanding financial obligations from the Company to the Employee as of and up to the Employment End Date, including without limitation, accrued wages, bonuses, commissions, earned but unused vacation, severance, ownership rights and any other form of compensation or benefits (and any exceptions to the foregoing). The Company acknowledges and agrees the compensation due to Employee from the Retirement Date to the Employment End Date is payable whether or not Employee is terminated prior to the Employment End Date. In the event Employee is terminated after the Retirement Date but before the Employment End Date, the Company shall pay any remaining amounts due to Employee in a lump sum, less applicable withholdings for federal and state income taxes, payroll taxes, and authorized deductions, on the next payroll following his termination or in accordance with the Company’s policies and procedures. The amounts described in Sections 1, 4, and 5 herein shall remain free from any right of setoff the Company may assert to attempt against said amounts. The Employee and the Company acknowledge that the Employee may receive additional compensation subsequent to the Employee’s Retirement Date and Employment End Date for his service as a director of the Company and/or as a consultant to the Company.

7.           Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s termination of employment from the Company, it determines he is a “specified employee” as defined in Section 409A of the Internal Revenue Code, and one or more of the payments or benefits received or to be received hereunder would constitute non-qualified deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earlier of (a) the date that is six (6) months following the Employment End Date and (b) Employee’s death. The provisions of this Section 7 shall apply to the extent required to avoid Employee’s incurrence of any penalty tax or interest under Section 409A.

8.           In consideration of the payments and benefits to be made under this Agreement, the sufficiency of which Employee acknowledges, Employee, with the intention of binding Employee and Employee’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, employees, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, that Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, Employee’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable federal, state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), civil rights legislation and disability legislation and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Family and Medical Leave Act, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

a.           all rights and entitlements Employee may have under this Agreement to receive the Retirement Benefits;

b.          rights that Employee may have to vested benefits under the Company’s Management Incentive Plan and any awards granted to Employee thereunder;

c.           claims for accrued benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group; and

d.           rights to indemnification Employee has or may have under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force.

WITHOUT LIMITING THE FOREGOING, THE EMPLOYEE SPECIFICALLY WAIVES AND RELEASES THE COMPANY RELEASED PARTIES FROM ALL CLAIMS HE MAY HAVE AS OF THE DATE HE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. §621 (“ADEA”).

The Employee agrees and understands that any claims he may have against any of the Company Released Parties whether at law, in equity or under the aforementioned statutes or any other federal, state or local law, ordinance, rule or regulation, are effectively waived and released by this Agreement. The Employee represents that he knows of no claim that he has that has not been released by this Agreement. This release does not extend to claims that as a matter of law cannot be waived. The Employee acknowledges and understands that this Agreement is intended to prevent him from making any claim against the Company Released Parties regarding any matter or incident in any way relating to or arising from the employment relationship or its termination that occurs up to the date the Employee executes this Agreement.

9.           In consideration of the releases made by Employee to the Company Released Parties under this Agreement, the sufficiency of which the Company acknowledges, Company, with the intention of binding Company and the Company Affiliated Group’s heirs, present and former officers, directors, agents, attorneys, employees, and assigns, does hereby release, remise, acquit and forever discharge Employee, his heirs executors, administrators, and assigns, of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, that the Company or the Company Affiliated Groups, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against Employee that arises out of, or relates to, the Employment Agreement or Employee’s employment with the Company or the Company Affiliated Groups. Notwithstanding anything herein to the contrary, the foregoing shall not release, remise, acquit or discharge claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities arising out of, or relating to, any fraud, intentional, willful or grossly negligent violations of law or other matters that cannot be released, waived or discharged by the Company as a matter of law.

10.         For the avoidance of doubt, nothing in this Agreement shall release Company from its continuing obligations under the Employment Agreement that survive a termination of the Employment Agreement.

11.         The Parties acknowledge and agree that this Agreement is not to be construed in any way as an admission of any liability whatsoever by either of the Parties, any such liability being expressly denied.

12.         The release provided by the Parties in this Agreement applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

13.         Employee specifically acknowledges that Employee’s acceptance of the terms of his release provided in this Agreement is, among other things, a specific waiver of Employee’s rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind.

14.         Employee acknowledges that Employee has been given a period of twenty-one (21) days to consider whether to execute this Agreement. If Employee accepts the terms hereof and executes this Agreement, Employee may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Agreement. If no such revocation occurs, this Agreement shall become irrevocable in its entirety, and binding and enforceable against Employee, on the day next following the day on which the foregoing seven-day period has elapsed. If Employee does not timely execute this Agreement, or if such a revocation occurs, Employee shall irrevocably forfeit any right to the Retirement Benefits, but the remainder of the Employment Agreement shall continue in full force.

15.         Employee acknowledges and agrees that Employee has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal. Nothing herein shall limit or impede Employee’s right to file or pursue an administrative charge with, or participate in, any investigation before the Securities & Exchange Commission, the Equal Employment Opportunity Commission, or any other local, state, or federal agency, and/or any causes of actions that by law Employee may not legally waive. The Company acknowledges and agrees that it has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against Employee with any governmental agency, court or tribunal.

16.         Employee acknowledges that Employee has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Agreement, and has been given a sufficient period within which to consider this Agreement.

17.         The Parties acknowledge that this Agreement relates only to claims that exist as of the date of this Agreement.

18.         Employees acknowledges that throughout his employment, he was fully and appropriately compensated for all hours worked in accordance with the Fair Labor Standards Act and other applicable law, if any; that he has been provided with all leave to which he is or was entitled under Company policy and applicable law, including but not limited to the Family and Medical Leave Act; and he has not suffered a work-related injury that he has not properly disclosed to the Company.

19.         Employee acknowledges that the Retirement Benefits that Employee is receiving in connection with this Agreement and Employee’s obligations under this Agreement are in addition to anything of value to which Employee is entitled from the Company.

20.         The Employee further acknowledges that he has been provided notice of all rights under the Older Workers’ Benefit Protection Act, including: (a) Employee has received a release and waiver of claims and his waiver of claims is knowing and voluntary; (b) the waiver and release of claims is written in a manner understood by Employee; (c) the waiver and release of claims specifically refers to rights or claims under the Age Discrimination and Employment Act; (d) Employee does not waive rights or claims that may arise after the date this Agreement is executed; (e) Employee is waiving any rights or claims based on consideration that he is not otherwise legally entitled; (f) Employee is being given at least twenty-one (21) days within which to consider the Agreement and a seven (7) day revocation period; and (g) Employee has been advised by this Agreement to consult with an attorney prior to executing this Agreement.

21.         The Parties hereby covenant not to sue or to institute or cause to be instituted any claim or action of any kind or nature (except to enforce this Agreement) in any federal, state or local agency or court against any of the Released Parties or Employee based upon or relating to any of the claims released and forever discharged pursuant to this Agreement. The Parties acknowledge and agree that the releases and covenant not to sue are essential and material terms of this Agreement and that, without such release and covenant not to sue, no agreement would have been reached by the Parties. If either of the Parties breaches this covenant not to sue, the breaching party hereby agrees to pay all of the reasonable costs and attorneys’ fees actually incurred by the non-breaching party in defending against such claims, demands or causes of action, together with such and further damages as may result, directly or indirectly, from that breach. Nothing in this covenant not to sue is intended to preclude the Employee from challenging the validity of this Agreement under the Older Worker Benefit Protection Act, with respect to claims under the ADEA, and the Company shall not be entitled to recover any consideration paid under this Agreement, damages or its attorneys’ fees and costs resulting from such challenge.

22.         Nothing in this Agreement shall interfere with the Employee’s right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, or other federal or state regulatory or law enforcement agency. However, the consideration provided to the Employee in this Agreement shall be the sole relief provided to Employee for the claims that are released by him herein. To the maximum extent permitted by law, the Employee agrees that he will not seek and waives any right to accept any relief or award from any charge or action against the Released Parties before any federal, state, or local administrative agency or federal, state or local court whether filed by the Employee or on the Employee’s behalf with respect to any claim or right released in this Agreement.

23.         The Employee acknowledges that he remains subject to and bound by the confidentiality, provisions of the Employment Agreement. The Employee represents that he has delivered to the Company, or as soon as practicable, but no later than February 28, 2020, will deliver to the Company, or will securely and completely destroy all Company property, in whatever format the same may be (including any and all tangible property and digital records or files), including without limitation credit cards, keys, equipment, supplies, business records, reports, data, drawings, operating procedures, specifications, agreements, computer equipment, customer lists or other materials or information acquired by the Employee in the course of his employment with the Company and agrees that he will not retain in his possession any such property. Notwithstanding the foregoing, with respect to the Employee’s access badge(s), keys, credit card(s), and Company-provided laptop and iPad, Employee agrees to return the same to the Company’s HR or IT department by no later than Tuesday, January 14, 2020. In the case of the iPad, the device shall be reconfigured appropriate with his new role with the Company and returned to Employee for Company-related use during the period of continued service on the Company’s Board of Directors. The Employee acknowledges and agrees that all records, files, lists, including computer generated lists, data, drawings, documents, equipment, information and similar items relating to the Company’s business that the Employee generated or received from the Company remains the Company’s sole and exclusive property. The Employee further acknowledges and agrees that all information and material of a confidential and proprietary nature obtained by the Employee or made available to the Employee during the course of his employment with the Company remains the Company’s sole and exclusive property and the Employee agrees not to disclose such information or to use the same for any purpose whatsoever without the express prior written consent of the Company, which it may withhold in its sole discretion.

24.         Employee agrees that, upon request of the Company from time to time and at any time, he will cooperate with and assist the Company in any investigations, proceedings, or actions relating to or in connection with his employment with the Company. Company agrees to reimburse Employee for all reasonable expenses incurred by Employee in cooperating and assisting with any such investigation, proceeding, or action.

25.         Each provision hereof is severable from this Agreement, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Agreement is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

26.         This Agreement constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein. For the avoidance of doubt, however, nothing in this Agreement shall constitute a waiver of any Company Released Party’s right to enforce any obligations of Employee under the Employment Agreement that survive the Employment Agreement’s termination, including without limitation, any non-competition covenant, non-solicitation covenant or any other restrictive covenants contained therein.

27.         The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

28.         Notwithstanding anything to the contrary herein, this Agreement shall be void ab initio if the Company fails to provide the Retirement Benefits, or any other benefit provided herein, to Employee.

29.         This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

30.         This Agreement shall be binding upon any and all successors and assigns of Employee and the Company.

31.         Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without giving effect to the conflicts of law principles thereof. Employee hereby submits to the jurisdiction of any court (state or federal) sitting in the State of Illinois for the purpose of any lawsuit concerning the construction or enforcement of this Agreement and further agrees he will neither file nor seek to have any lawsuit removed or transferred to any other forum. In the event that any clause, paragraph, or subparagraph of this Agreement shall be determined to be contrary to governing law or otherwise unenforceable, all portions of this Agreement shall be enforced to the maximum extent permitted by law.

32.         If either party brings a claim for breach of the terms of this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and expenses incurred in prosecuting or defending such an action.

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PLEASE READ CAREFULLY. THIS RETIREMENT AGREEMENT AND RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

A.M. Castle & Co.		Steven W. Scheinkman

By:	/s/ Jeremy Steele	/s/ Steven W. Scheinkman

Its:	SVP, General Counsel & Secretary	(Employee signature)

Date:	January 7, 2020	Date:	January 7, 2020

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